Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Concentra Group Holdings Parent, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Concentra Group Holdings Parent, Inc. 2024 Equity Incentive Plan (the “Plan”) (Common Stock, par value $0.01 per share (“Common Stock”))	Other	5,925,000	$22.97	$136,097,250	0.00014760	$20,087.95
Total Offering Amounts					$136,097,250		$20,087.95
Total Fee Offsets							—
Net Fee Due							$20,087.95

(1)	This registration statement on Form S-8 is being filed with the Securities and Exchange Commission by Concentra Group Holdings Parent, Inc. to register 5,925,000 shares of Common Stock that may be issued under the Plan (as the same may be amended from time to time). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminable number of additional shares of Common Stock as may become issuable to prevent dilution in the event of stock splits, stock dividends, or similar transactions pursuant to the terms of the Plan.

(2)	Related to shares of Common Stock to be issued pursuant to the Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of shares of Common Stock as reported on the New York Stock Exchange on August 16, 2024.